Exhibit 10.2
Lease Agreement

Party A: villager  committee of Xigu village, Qingxu County
Party B:Taiyuan Hongxing Carbon Black Co., Ltd

Party A lease the land described below to Party B, Party B will use the land for its 15,000 ton dry production line of carbon black. Two parties reach the following agreements:

1. Land description
Party A agrees to lease the land to Party B for its carbon black production. The land locates in th south of Xigu villiage, and south of Qingdong Road and 12 Nong ,13 Nong 3 Fang, it is 130 meters from the east to the west, and it is 300 meters from the south of 13 Nong 3 Fang to the north. The total land area is 58.5 Mu, or 39000 m2

2. Lease period
It is 50 years from July 2003 to July 2053.

3. Lease fees and payment
 The lease fee is 10,000 RMB per year and shall be paid in December each year (or month’s delay), a 5% penalty is imposed if it is overdue.

4. Default responsibility
Party B will cease to pay the lease fee if the Party A is the default party and Party A shall bear all the loss incurred. If party B is the default party, it shall pay to the Party A the lease fee calculated on the basis of actual period during which it used the land.

5. This original contract and a duplicate will be given to both Party A and Party B. It will become effective from the date of signing.

Exhibit: the map of land location

Party A(Seal)                              Signature of Person in Charge:

Party B(Seal)                              Signature of Person in Charge:

July 18, 2003